October 29, 1993
Page 1




~BALT01A:77748:1:|02/20/96
17575-2
                                       PIPER & MARBURY
                                            L.L.P.
                                     CHARLES CENTER SOUTH
                                   36 SOUTH CHARLES STREET
                                Baltimore, Maryland 21201-3018
                                         410-539-2530
WASHINGTON
                                      FAX: 410-539-0489
NEW YORK

PHILADELPHIA

EASTON

LONDON


                      February 20, 1996




Salomon Brothers Capital Fund Inc
Seven World Trade Center
New York, NY 10048

     Re:  Rule 24f-2 Notice

Ladies and Gentlemen:

     We have acted as Maryland counsel to Salomon Brothers Capital Fund Inc (the "Fund"). In that capacity, the Fund has requested that we render the opinion of counsel referred to in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 in connection with the Fund's filing of a Rule 24f-2 Notice dated February 20, 1996 pursuant to such Rule 24f-2 for the Fund's fiscal year ended December 31, 1995 (the "Rule 24f-2 Notice").

     In response to the Fund's request, we have examined the Fund's charter and by-laws and such statutes, regulations, corporate records, and documents that we deemed necessary or advisable for purposes of the following opinion. With respect to matters of fact relevant to this opinion, we have relied upon the Rule 24f-2 Notice, the authenticity of which we have assumed without independent verification.

     On the basis of the foregoing and of such other legal considerations that we deemed relevant, we are of the opinion that the 1,609,281 shares of Common Stock, par value $1.00 per share, of the Fund which the Fund reported in the Rule 24f-2 Notice as having been sold during its fiscal year ended December 31, 1995 were legally issued, fully paid and nonassessable.

                              Very truly yours,

                              /s/  Piper & Marbury l.l.p.